Exhibit (a)(5)(D)

Note: The following is an un-official English translation of the Hebrew Cover Page of the Offer to Purchase that was published in Israel pursuant to Israeli law. The original Cover Page, written in Hebrew, is the exclusive legally binding version and the Offeror (as defined below) assumes no liability for any of the statements or representations made in this translation.

[FORM OF MIFRAT]

WP XII INVESTMENTS B.V.

WP XII INVESTMENTS COÖPERATIEF U.A.

WARBURG PINCUS (CALLISTO) PRIVATE EQUITY XII (CAYMAN), L.P.

WARBURG PINCUS (EUROPA) PRIVATE EQUITY XII (CAYMAN), L.P.

WARBURG PINCUS (GANYMEDE) PRIVATE EQUITY XII (CAYMAN), L.P.

WARBURG PINCUS PRIVATE EQUITY XII-B (CAYMAN), L.P.

WARBURG PINCUS PRIVATE EQUITY XII-D (CAYMAN), L.P.

WARBURG PINCUS PRIVATE EQUITY XII-E (CAYMAN), L.P.

WARBURG PINCUS XII PARTNERS (CAYMAN), L.P.

WP XII PARTNERS (CAYMAN), L.P

(collectively, the “Offeror”)	Cyren Ltd. (the “Company”)

In accordance with the Companies Law, 5759-1999 (the “Companies Law”), the Securities Law, 5728-1968, and the Securities Regulations (Tender Offer), 5760-2000 (the “Tender Offer Regulations”), following is a:

Schedule (‘MIFRAT’) of a Special Offer to Purchase by the Offeror, of

31,265,358 ordinary shares of NIS 0.15 par value each (the “Shares”) of the Company, held by the Company’s shareholders (the “Offerees”), representing approximately 59% of the issued and outstanding Shares and of the voting power of the Company as of 31 October, 2017, as adjusted to give effect to the issuance of 10,595,521 Shares issued in connection with the private placement transaction between the WP XII Investments B.V. and the Company (the “Private Transaction”) and 3,405,405 Shares underlying the convertible notes, at a price of US$ 2.50 per share, subject to any lawful withholding tax (the “Offer to Purchase”).

The Shares are listed both on the Tel Aviv Stock Exchange Ltd. (the “TASE”) and on the Nasdaq Capital Market in the United States (“Nasdaq”). This Offer to Purchase is, therefore, subject to both Israeli and U.S. law. In accordance with an exemption granted by the Israeli Securities Authority (the “ISA”), this Schedule (with the exception of this cover statement) is identical to the Offer to Purchase, dated 20 November 2017 that is being published by the Offeror in the United States (the “Schedule”), and includes additional details that are not mandated by the Tender Offer Regulations.

As of the Schedule’s date, the Offeror is the beneficial owner of 10,595,521 Shares of the Company, representing approximately 21.3% of the Company’s voting rights and its issued and outstanding Shares. Should the Offer to Purchase be accepted, then following the consummation of the offer, the Offeror will own, directly and indirectly, up to 41,860,879 Shares of the Company, representing – as of the above date – approximately 79% of the issued and outstanding Shares and of the voting power of the Company as of 31 October, 2017, as adjusted to give effect to the issuance of 10,595,521 Shares issued in connection with the Private Transaction and the 3,405,405 Shares issuable upon conversion of the convertible notes.

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Shareholders of the Company who hold their Shares through a TASE member, and are interested in expressing their position regarding the Offer to Purchase, shall do so via the TASE member with whom their securities deposits are managed, and the TASE member will notify the Israeli Depositary (as defined below) as specified in Section 3 of the Schedule.

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Shareholders of the Company who are listed as shareholders in the Shareholders Register maintained by the Company in Israel (“Listed Holders”), who are interested in expressing their position regarding the Offer to Purchase, shall do so via Israel Brokerage & Investments I.B.I Ltd. (the “Israeli Depositary”), at its offices in 9 Ahad Ha’am St., Shalom Tower, 21st Floor. Tel-Aviv 6525101, as specified in Section 3 of the Schedule. Additional contact information regarding the Israeli Depositary appears on the last page of the Schedule.

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Shareholders of the Company who are neither Listed Holders, nor hold their Shares via a TASE member, and who are interested in expressing their position regarding the Offer to Purchase, shall do so via the U.S. Depositary, as specified in Section 3 of the Schedule.

The results of the Offer to Purchase shall be determined, as specified in Section 1 of the Schedule, in consideration of the aggregate amount of Shares included in Acceptance Notices and Notices of Objection as specified in Section 3 of the Schedule, to be delivered to the Offeror by the Offerees via the Depositaries.

As specified in Section 11 of the Schedule, the Offeror’s undertaking to purchase Shares in the Offer to Purchase in accordance with this Schedule is subject, inter alia, to the following conditions: (a) the Shares representing at least 5.0% of the issued and outstanding shares and voting power of the Company on the Last Date of Acceptance (as defined below) (2,491,921 Shares as of 31 October, 2017, as adjusted to include 10,595,521 Shares issued in connection with the Private Transaction) are validly tendered and not properly withdrawn prior to the Last Date of Acceptance (the “Minimum Acceptance Condition”); (b) pursuant to Section 331 of the Companies Law, the completion of the Last Date of Acceptance, the aggregate number of Shares validly tendered and not properly withdrawn is greater than the aggregate number of Shares represented by Notices of Objection to the consummation of the offer; provided, however, that for purposes of determining if the aggregate number of Shares validly tendered and not properly withdrawn is greater than the aggregate number of Shares represented by notices of objection to the consummation of the offer, the Shares tendered by us or by any person who has a personal interest in the acceptance of the offer (or anyone on such person’s behalf, including such person’s relatives or companies under such person’s control) are to be excluded; (c) the German Federal Cartel Office has approved the purchase of the Shares tendered in response to the offer, or the purchase is deemed approved because the applicable waiting periods have expired by no later than one Israeli business day prior to the Final Expiration Date; and (d) 5,411,117 Shares are validly tendered and not properly withdrawn prior to the completion of the Last Date of Acceptance. For additional details regarding the Offeror’s right to withdraw from the Offer to Purchase, see Section 11 of the Schedule.

In the event that the aggregate number of Shares for which Acceptance Notices shall have been received shall exceed 31,265,358, namely, the aforementioned maximum number of Shares which the Offeror has undertaken to purchase, the Offeror shall buy from each Offeree having delivered an Acceptance Notice, a prorated portion of the Shares represented in such notice, in accordance with the ratio between the maximum number of Shares which the Offeror had undertaken to purchase as aforesaid, and the aggregate number of Shares for which Acceptance Notices as provided in this Schedule (including in the United States), shall have been received.

As specified in Section 11(b) of the Schedule, if any circumstances occur of which the Company did not know, or could not have known, or did not foresee, or could not have foreseen, causing the terms of the Offer to Purchase to become materially different from the terms which a reasonable offeror would have proposed had he known of such circumstances as of the Schedule date, the Offeror shall be entitled to withdraw the Offer to Purchase, until the Last Date of Acceptance (as defined hereunder), and shall report the withdrawal of the Offer to Purchase to the ISA and to the TASE, and shall, within one business day, publish a notice on the withdrawal from the Offer the Purchase and the circumstances thereof in two daily newspapers having a mass circulation and published in Israel in the Hebrew language.

In accordance with Section 331 of the Companies Law, the Offer to Purchase is a Special Tender Offer addressed to all Offerees, and the Offerees may give notice of their acceptance of the Offer to Purchase or of their objection thereto, as specified in Section 3 of the Schedule. If the Offer to Purchase is accepted, the Offerees who shall have given no notice of their position regarding the Offer to Purchase, or shall have objected thereto, may accept the Offer within a five-day period following the Last Date of Acceptance (as defined below).

The Last Date of Acceptance, up to which Acceptance Notices or Notices of Objection to the Offer to Purchase may be delivered, is Tuesday, December 19, 2017 at 17:00, Israel time, or 10:00, New York time (the “Last Date of Acceptance”).

Schedule Date: November 20, 2017